To our shareholders:

      In many ways, Amazon.com is not a normal store. We have deep selection that is unconstrained by shelf space. We turn our inventory 19 times in a year. We personalize the store for each and every customer. We trade real estate for technology (which gets cheaper and more capable every year). We display customer reviews critical of our products. You can make a purchase with a few seconds and one click. We put used products next to new ones so you can choose. We share our prime real estate— our product detail pages— with third parties, and, if they can offer better value, we let them.

      One of our most exciting peculiarities is poorly understood. People see that we’re determined to offer both world-leading customer experience and the lowest possible prices, but to some this dual goal seems paradoxical if not downright quixotic. Traditional stores face a time-tested tradeoff between offering high-touch customer experience on the one hand and the lowest possible prices on the other. How can Amazon.com be trying to do both?

      The answer is that we transform much of customer experience— such as unmatched selection, extensive product information, personalized recommendations, and other new software features— into largely a fixed expense. With customer experience costs largely fixed (more like a publishing model than a retailing model), our costs as a percentage of sales can shrink rapidly as we grow our business. Moreover, customer experience costs that remain variable— such as the variable portion of fulfillment costs— improve in our model as we reduce defects. Eliminating defects improves costs and leads to better customer experience.

      We believe our ability to lower prices and simultaneously drive customer experience is a big deal, and this past year offers evidence that the strategy is working.

      First, we do continue to drive customer experience. The holiday season this year is one example. While delivering a record number of units to customers, we also delivered our best-ever experience. Cycle time, the amount of time taken by our fulfillment centers to process an order, improved 17% compared with last year. And our most sensitive measure of customer satisfaction, contacts per order, saw a 13% improvement.

      Inside existing product categories, we’ve worked hard to increase selection. Electronics selection is up over 40% in the U.S. alone over the prior year, and we now offer 10 times the selection of a typical big box electronics store. Even in U.S. books, where we’ve been working for 8 years, we increased selection by 15%, mostly in harder-to-find and out-of-print titles. And, of course, we’ve added new categories. Our Apparel and Accessories store has more than 500 top clothing brands, and in its first 60 days, customers bought 153,000 shirts, 106,000 pairs of pants, and 31,000 pairs of underwear.

      In this year’s American Customer Satisfaction Index, the most authoritative study of customer satisfaction, Amazon.com scored an 88, the highest score ever recorded— not just online, not just in retailing— but the highest score ever recorded in any service industry. In ACSI’s words:

“Amazon.com continues to show remarkably high levels of customer satisfaction. With a score of 88 (up 5%), it is generating satisfaction at a level unheard of in the service industry.... Can customer satisfaction for Amazon climb more? The latest ACSI data suggest that it is indeed possible. Both service and the value proposition offered by Amazon have increased at a steep rate.”

      Second, while focused on customer experience, we’ve also been lowering price substantially. We’ve been doing so broadly across product categories, from books to electronics, and we’ve eliminated shipping fees with our 365 day-per-year Free Super Saver Shipping on orders over $25. We’ve been taking similar actions in every country in which we do business.

      Our pricing objective is not to discount a small number of products for a limited period of time, but to offer low prices everyday and apply them broadly across our entire product range. To illustrate this point, we recently did a price comparison versus a major well-known chain of book superstores. We did not hand pick a choice group of books against which we wanted to compare. Instead, we used their published list of their 100 bestsellers for 2002. It was a good representation of the kinds of books people buy most, consisting of 45 hardcover titles and 55 paperbacks across many different categories, including Literature, Romance, Mystery and Thrillers, Nonfiction, Children’s, Self-Help, and so on.

      We priced all 100 titles by visiting their superstores in both Seattle and New York City. It took us six hours in four of their different superstores to find all 100 books on their list. When we added up everything we spent, we discovered that:

•	At their stores, these 100 bestselling books cost $1,561. At Amazon.com, the same books cost $1,195 for a total savings of $366, or 23%.

•	For 72 of the 100 books, our price was cheaper. On 25 of the books, our price was the same. On 3 of the 100, their prices were better (we subsequently reduced our prices on these three books).

•	In these physical-world superstores, only 15 of their 100 titles were discounted—they were selling the other 85 at full list price. At Amazon.com, 76 of the 100 were discounted and 24 were sold at list price.

      To be sure, you may find reasons to shop in the physical world—for instance, if you need something immediately—but, if you do so, you’ll be paying a premium. If you want to save money and time, you’ll do better by shopping at Amazon.com.

      Third, our determination to deliver low price and customer experience is generating financial results. Net sales this year increased 26% to a record $3.9 billion, and unit sales grew at an even faster 34%. Free cash flow—our most important financial measure—reached $135 million, a $305 million improvement over the prior year.1

      In short, what’s good for customers is good for shareholders.

      Once again this year, I attach a copy of our original 1997 letter and encourage current and prospective shareowners to take a look at it. Given how much we’ve grown and how much the Internet has evolved, it’s notable that the fundamentals of how we do business remain the same.

      As always, we at Amazon.com are grateful to our customers for their business and trust, to each other for our hard work, and to our shareholders for their support and encouragement.

Jeffrey P. Bezos
Founder and Chief Executive Officer
Amazon.com, Inc.

      1 Free cash flow for 2002 of $135 million is net cash provided by operating activities of $174 million less purchases of fixed assets of $39 million. Free cash flow for 2001 of negative $170 million is net cash used in operating activities of $120 million less purchases of fixed assets of $50 million.

1997 LETTER TO SHAREHOLDERS

(Reprinted from the 1997 Annual Report)

To our shareholders:

      Amazon.com passed many milestones in 1997: by year-end, we had served more than 1.5 million customers, yielding 838% revenue growth to $147.8 million, and extended our market leadership despite aggressive competitive entry.

      But this is Day 1 for the Internet and, if we execute well, for Amazon.com. Today, online commerce saves customers money and precious time. Tomorrow, through personalization, online commerce will accelerate the very process of discovery. Amazon.com uses the Internet to create real value for its customers and, by doing so, hopes to create an enduring franchise, even in established and large markets.

      We have a window of opportunity as larger players marshal the resources to pursue the online opportunity and as customers, new to purchasing online, are receptive to forming new relationships. The competitive landscape has continued to evolve at a fast pace. Many large players have moved online with credible offerings and have devoted substantial energy and resources to building awareness, traffic, and sales. Our goal is to move quickly to solidify and extend our current position while we begin to pursue the online commerce opportunities in other areas. We see substantial opportunity in the large markets we are targeting. This strategy is not without risk: it requires serious investment and crisp execution against established franchise leaders.

It’s All About the Long Term

      We believe that a fundamental measure of our success will be the shareholder value we create over the long term. This value will be a direct result of our ability to extend and solidify our current market leadership position. The stronger our market leadership, the more powerful our economic model. Market leadership can translate directly to higher revenue, higher profitability, greater capital velocity, and correspondingly stronger returns on invested capital.

      Our decisions have consistently reflected this focus. We first measure ourselves in terms of the metrics most indicative of our market leadership: customer and revenue growth, the degree to which our customers continue to purchase from us on a repeat basis, and the strength of our brand. We have invested and will continue to invest aggressively to expand and leverage our customer base, brand, and infrastructure as we move to establish an enduring franchise.

      Because of our emphasis on the long term, we may make decisions and weigh tradeoffs differently than some companies. Accordingly, we want to share with you our fundamental management and decision-making approach so that you, our shareholders, may confirm that it is consistent with your investment philosophy:

•	We will continue to focus relentlessly on our customers.

•	We will continue to make investment decisions in light of long-term market leadership considerations rather than short-term profitability considerations or short-term Wall Street reactions.

•	We will continue to measure our programs and the effectiveness of our investments analytically, to jettison those that do not provide acceptable returns, and to step up our investment in those that work best. We will continue to learn from both our successes and our failures.

•	We will make bold rather than timid investment decisions where we see a sufficient probability of gaining market leadership advantages. Some of these investments will pay off, others will not, and we will have learned another valuable lesson in either case.

•	When forced to choose between optimizing the appearance of our GAAP accounting and maximizing the present value of future cash flows, we’ll take the cash flows.

•	We will share our strategic thought processes with you when we make bold choices (to the extent competitive pressures allow), so that you may evaluate for yourselves whether we are making rational long-term leadership investments.

•	We will work hard to spend wisely and maintain our lean culture. We understand the importance of continually reinforcing a cost-conscious culture, particularly in a business incurring net losses.

•	We will balance our focus on growth with emphasis on long-term profitability and capital management. At this stage, we choose to prioritize growth because we believe that scale is central to achieving the potential of our business model.

•	We will continue to focus on hiring and retaining versatile and talented employees, and continue to weight their compensation to stock options rather than cash. We know our success will be largely affected by our ability to attract and retain a motivated employee base, each of whom must think like, and therefore must actually be, an owner.

      We aren’t so bold as to claim that the above is the “right” investment philosophy, but it’s ours, and we would be remiss if we weren’t clear in the approach we have taken and will continue to take.

      With this foundation, we would like to turn to a review of our business focus, our progress in 1997, and our outlook for the future.

Obsess Over Customers

      From the beginning, our focus has been on offering our customers compelling value. We realized that the Web was, and still is, the World Wide Wait. Therefore, we set out to offer customers something they simply could not get any other way, and began serving them with books. We brought them much more selection than was possible in a physical store (our store would now occupy 6 football fields), and presented it in a useful, easy-to-search, and easy-to-browse format in a store open 365 days a year, 24 hours a day. We maintained a dogged focus on improving the shopping experience, and in 1997 substantially enhanced our store. We now offer customers gift certificates, 1-ClickSM shopping, and vastly more reviews, content, browsing options, and recommendation features. We dramatically lowered prices, further increasing customer value. Word of mouth remains the most powerful customer acquisition tool we have, and we are grateful for the trust our customers have placed in us. Repeat purchases and word of mouth have combined to make Amazon.com the market leader in online bookselling.

      By many measures, Amazon.com came a long way in 1997:

•	Sales grew from $15.7 million in 1996 to $147.8 million—an 838% increase.

•	Cumulative customer accounts grew from 180,000 to 1,510,000—a 738% increase.

•	The percentage of orders from repeat customers grew from over 46% in the fourth quarter of 1996 to over 58% in the same period in 1997.

•	In terms of audience reach, per Media Metrix, our Web site went from a rank of 90th to within the top 20.

•	We established long-term relationships with many important strategic partners, including America Online, Yahoo!, Excite, Netscape, GeoCities, AltaVista, @Home, and Prodigy.

Infrastructure

      During 1997, we worked hard to expand our business infrastructure to support these greatly increased traffic, sales, and service levels:

•	Amazon.com’s employee base grew from 158 to 614, and we significantly strengthened our management team.

•	Distribution center capacity grew from 50,000 to 285,000 square feet, including a 70% expansion of our Seattle facilities and the launch of our second distribution center in Delaware in November.

•	Inventories rose to over 200,000 titles at year-end, enabling us to improve availability for our customers.

•	Our cash and investment balances at year-end were $125 million, thanks to our initial public offering in May 1997 and our $75 million loan, affording us substantial strategic flexibility.

Our Employees

      The past year’s success is the product of a talented, smart, hard-working group, and I take great pride in being a part of this team. Setting the bar high in our approach to hiring has been, and will continue to be, the single most important element of Amazon.com’s success.

      It’s not easy to work here (when I interview people I tell them, “You can work long, hard, or smart, but at Amazon.com you can’t choose two out of three”), but we are working to build something important, something that matters to our customers, something that we can all tell our grandchildren about. Such things aren’t meant to be easy. We are incredibly fortunate to have this group of dedicated employees whose sacrifices and passion build Amazon.com.

Goals for 1998

      We are still in the early stages of learning how to bring new value to our customers through Internet commerce and merchandising. Our goal remains to continue to solidify and extend our brand and customer base. This requires sustained investment in systems and infrastructure to support outstanding customer convenience, selection, and service while we grow. We are planning to add music to our product offering, and over time we believe that other products may be prudent investments. We also believe there are significant opportunities to better serve our customers overseas, such as reducing delivery times and better tailoring the customer experience. To be certain, a big part of the challenge for us will lie not in finding new ways to expand our business, but in prioritizing our investments.

      We now know vastly more about online commerce than when Amazon.com was founded, but we still have so much to learn. Though we are optimistic, we must remain vigilant and maintain a sense of urgency. The challenges and hurdles we will face to make our long-term vision for Amazon.com a reality are several: aggressive, capable, well-funded competition; considerable growth challenges and execution risk; the risks of product and geographic expansion; and the need for large continuing investments to meet an expanding market opportunity. However, as we’ve long said, online bookselling, and online commerce in general, should prove to be a very large market, and it’s likely that a number of companies will see significant benefit. We feel good about what we’ve done, and even more excited about what we want to do.

      1997 was indeed an incredible year. We at Amazon.com are grateful to our customers for their business and trust, to each other for our hard work, and to our shareholders for their support and encouragement.

Jeffrey P. Bezos
Founder and Chief Executive Officer
Amazon.com, Inc.